Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:     Anna E. Torma

(512) 433-5312

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR COMMENCES SALE PROCESS FOR NON-CORE ASSETS

AUSTIN, TEXAS, November 12, 2015 — Forestar Group Inc. (NYSE: FOR) (“Forestar” or the “Company”) today announced that its Board of Directors has approved the Company’s engagements of Eastdil Secured to sell the Radisson Hotel & Suites in Austin, Texas, and Tudor, Pickering, Holt & Co. to sell Forestar’s non-core oil and gas assets in the Bakken/Three Forks formations in North Dakota.

“Forestar is focused on creating value through strategic and disciplined investments in our core residential housing business. It is our intention to exit non-core, non-residential housing assets,” said Phil Weber, Chief Executive Officer.

At this time, there can be no assurance regarding the likelihood or timing of a specific transaction or transactions.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2015, the real estate segment owns directly or through ventures 106,000 acres of real estate located in 12 states and 15 markets in the U.S.  The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 80 entitled, developed and under development projects in 11 states and 14 markets encompassing 10,700 acres, comprised of 17,400 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 914,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 324,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas.  These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations.  The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater rights on approximately 1.4 million surface acres in Texas, Louisiana, Georgia and Alabama and groundwater production from leases on about 20,000 surface acres in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.